EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES SUCCESSFUL TEST IN
EAGLE FORD SHALE PROGRAM

DENVER – June 24, 2009 – St. Mary Land & Exploration Company (NYSE: SM) announces today the successful completion of its first operated horizontal Eagle Ford shale well, the Briscoe G 1-H (SM WI 100%) in Webb County, Texas.  The well produced at an average sales rate of 5.6 MMCFED (4.4 MMCF/d of natural gas and 192 Bbl/d of condensate) over a seven day initial flow period, during which the well was facility constrained.  The well was drilled to a depth of approximately 7,500 feet TVD (11,350 feet MD) and completed with a 3,200 foot lateral using a ten stage hydraulic fracture treatment.  Total well cost was $5.2 MM including the extra cost of drilling a pilot hole, coring, logging and micro-seismic monitoring during the fracture treatment.  St. Mary anticipates that future completed well costs will be in the range of $3.5 to $4.5 million, depending on well depth.

St. Mary currently has a total of 225,000 net acres earned to date with potential for the Eagle Ford shale in Dimmitt, LaSalle, Maverick and Webb counties in Texas.  Of this total, approximately 66,000 net acres relate to acreage earned through its joint venture with Anadarko Petroleum Corporation and TXCO Resources.  The Company has the ability to earn roughly an additional 20,000 net acres through the joint venture. The remaining 159,000 net acres is outside of the joint venture, where St. Mary has 100% working interest.

The Company is currently operating two drilling rigs in this program in an effort to further delineate the potential of its acreage position.  One rig is drilling in Webb County on St. Mary’s 100% working interest acreage while the other rig is drilling on joint venture acreage in Dimmitt County.  St. Mary has already drilled and cased another horizontal test on joint venture acreage, the Shape Ranch 1-H in Dimmitt County, which is awaiting completion.  For the remainder of 2009, the Company plans to drill two additional horizontal wells on its 100% acreage and two additional horizontal wells on the joint venture acreage, as well as complete and interpret its ongoing 3D seismic efforts.

Tony Best, CEO of St. Mary said “We are pleased with this result from the Briscoe G 1-H and learned a great deal from the data we collected during the drilling and completion.  While we were limited to some extent from testing the well at its full potential due to facility constraints, we believe that this is a very favorable result for our Eagle Ford program.  Our Eagle Ford acreage is shallower compared to some other areas of Eagle Ford activity in the Maverick Basin, which will allow for shorter drill times and less expensive wells.  A key goal of the Company is to add projects to our inventory that have attractive finding and development costs and margins.  We think that this program has the potential to provide very competitive per unit reserve additions in the future.  As always, St. Mary remains focused on growing value for our shareholders and I believe that the Eagle Ford could be a meaningful driver toward that goal.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words "will," "believe," "anticipates," "could be," and "plans" and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the availability of economically attractive exploration and development opportunities and any necessary financing, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, unsuccessful exploration and development drilling, the imprecise nature of estimating oil and natural gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of St. Mary's 2008 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.